Exhibit 27(d)(17)

Voya Retirement Insurance and Annuity Company

CONTRACT HOLDER NAME CHANGE ENDORSEMENT

This Endorsement is made a part of the Contract and, if applicable, the Certificate to which it is attached:

Contract Holder: [Current Name]

Group Contract Number: [Specimen]

[Certificate Holder: [Participant Name]]

[Certificate Number: [Specimen]]

The Contract and, if applicable, Certificate, is hereby endorsed as follows:

The name of the Contract Holder is changed to [New Name].

The effective date for this endorsement is [the date this endorsement is accepted by the Contract Holder].

[

President] Voya Retirement Insurance and Annuity Company

[Accepted for:
Contract Holder Name:

Signed By:
Name:
Title:

Date:	]

E-CHNAME-21